UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No.2)

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		February 11, 2011
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1600 Sunflower Ave, Second Floor, Costa Mesa, CA		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code	(714) 431-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On February 11, 2011, Pacific Premier Bancorp, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report that the Company had issued a press release on February 11, 2011,  announcing that its wholly owned subsidiary, Pacific Premier Bank (the “Bank”), had acquired all of the deposits and essentially all of the assets of  Canyon National Bank (“Canyon National”) located in Palm Springs, California, from the Federal Deposit Insurance Corporation (“FDIC”) as receiver for Canyon National (the “Canyon National Acquisition”).  On February 15, 2011, the Company filed Amendment No.1 to the Current Report on Form 8-K/A (“Amendment No.1,” and together with the Original Report, the “Prior Reports”), which amended, updated and supplemented the disclosure provided in the Original Report.  In the Prior Reports, the Company indicated that it would amend such reports at a later date to provide financial information required by Item 9.01 of Form 8-K.  This Amendment No.2 to the Current Report on Form 8-K/A is being filed to update the disclosures in Item 2.01 of Amendment No.1 to the Current Report on Form 8-K/A (“Amendment No.2”) and to provide financial information required by Item 9.01 thereof. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission (“SEC”), the Company has omitted certain financial information of Canyon National required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Canyon National Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 2, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this Amendment No.2 and exhibits hereto, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective February 11, 2011, the Bank acquired certain assets and assumed certain liabilities of Canyon National from the FDIC as receiver for Canyon National, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on February 11, 2011(the “Purchase Agreement”). The Canyon National Acquisition included the three branches of Canyon National, all of which became branches of the Bank upon consummation of the Canyon National Acquisition.

As a result of the Canyon National Acquisition, the Bank acquired and received certain assets with a fair value of approximately $208.9 million, including $149.7 million of loans, $16.1 million of a FDIC receivable, $13.2 million of cash and cash equivalents, $12.8 million of investment securities, $12.0 million of other real estate owned, $2.3 million of a core deposit intangibles, $1.5 million of other assets and $1.3 million of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stock.  Liabilities with a fair value of approximately $206.6 million were also assumed, including $204.7 million of deposits, $1.9 million in deferred tax liability and $39,000 of other liabilities.  The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”) Topic 820: Fair Value Measurements and Disclosures. The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of February 11, 2011, and the accompanying notes thereto, are attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). The foregoing fair value amounts are subject to change for up to one year after the closing date of the Canyon National Acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of April 29, 2011, the filing date of this Amendment No.2. The terms of the Purchase Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities and assets of Canyon National or any of its affiliates not assumed or otherwise purchased by the Bank and certain other types of claims identified in the Purchase Agreement.

In connection with the Canyon National Acquisition, the Bank did not enter into loss-sharing agreements with the FDIC to cover expected losses on acquired loans or other real estate owned. However, as part of the bidding process, the Bank’s offer contained a significant discount for the purchase of the assets, which was intended to offset the expected losses in the loan portfolio. This discount has a similar financial statement impact on the Bank’s operations compared to that of a loss-sharing agreement except that the estimated losses are absorbed at the date of acquisition as opposed to over the life of loss-sharing agreements.

The Bank did not immediately acquire all the real estate, banking facilities, leases, or furniture or equipment of Canyon National as part of the Purchase Agreement. However, the Bank has the option to purchase or lease the banking facilities and furniture and equipment from the FDIC. The term of these options expires 90 days after February 11, 2011, unless extended by the FDIC. Acquisition costs of the banking facilities and furniture and equipment will be based on current appraisals and determined at a later date. Currently, the banking facility and equipment are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to Amendment No.1 and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on February 11, 2011, the Bank acquired certain assets and assumed certain liabilities of Canyon National pursuant to the Purchase Agreement. A narrative description of the anticipated effects of the Canyon National Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC and the Audited Statement, which is attached hereto as Exhibit 99.2.

The Canyon National Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the Canyon National Acquisition constitutes a business acquisition as defined by FASB ASC Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed as of February 11, 2011 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the Canyon National Acquisition, the Bank purchased loans at fair value of $149.7 million. This amount represents approximately 27.0% of the Company’s total loans (net of the allowance for loan losses) at December 31, 2010. The Bank also acquired cash and cash equivalents of $13.2 million, investment securities at a fair value of $12.8 million, other real estate owned at fair value of $12.0 million, Federal Home Loan Bank and Federal Reserve Bank stock of $1.3 million and other assets of $1.5 million.

Approximately $2.3 million in net after-tax gain, $16.0 million of an FDIC receivable and $2.3 million of a core deposit intangible were recorded in connection with this transaction.

Investment Portfolio

The Bank acquired investment securities and stock at fair market value of $14.1 million in the Canyon National Acquisition. The acquired securities were predominantly mortgage-backed securities issued by government sponsored enterprises and municipal bonds.

The following table presents the composition of the investment securities portfolio acquired at February 11, 2011:

February 11, 2011
(dollars thousands)
Investment securities available for sale:
U.S. Treasury	$101
Municipal bonds	2,007
Mortgage-backed securities	10,645
Total securities available for sale	$12,753
Stock:
FHLB stock	1,167
Federal Reserve Bank stock	156
Total stock	1,323
Total securities	$14,076

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at February 11, 2011:

	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	(Dollars in thousands)

	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Investment securities available for sale:
U.S. Treasury	$101	0.26%	$-	0.00%	$-	0.00%	$-	0.00%	$101	0.26%
Municipal bonds	-	0.00%	-	0.00%	984	3.86%	1,023	3.88%	2,007	3.87%
Mortgage-backed securities:	-	0.00%	164	0.94%	-	0.00%	10,481	2.91%	10,645	2.87%
Total investment securities available for sale	101	0.26%	164	0.94%	984	3.86%	11,504	2.99%	12,753	3.01%
Stock:
FHLB	1,167	0.29%	-	0.00%	-	0.00%	-	0.00%	1,167	0.29%
Federal Reserve Bank	156	6.00%	-	0.00%	-	0.00%	-	0.00%	156	6.00%
Total stock	1,323	0.96%	-	0.00%	-	0.00%	-	0.00%	1,323	0.96%
Total securities	$1,424	0.91%	$164	0.94%	$984	3.86%	$11,504	2.99%	$14,076	2.82%

Acquired Loans

As indicated above, the Bank did not enter into any loss-sharing agreements with the FDIC. The following table presents the balance of each major category of loans acquired in the Canyon National Acquisition as of February 11, 2011:

	Total Acquired Loans	% of Total Acquired Loans
	(Dollars in thousands)

Real estate loans:
Multi-family	$3,195	1.9%
Commercial non-owner occupied	29,908	18.2%
One-to-four family	30,729	18.7%
Construction	6,290	3.8%
Land	10,948	6.6%
Business loans:
Commercial owner occupied	47,683	29.0%
Commercial and industrial	33,375	20.3%
Other loans	2,546	1.5%
Total gross loans acquired	164,674	100.0%
Discount	(14,935)
Total acquired loans at fair value	$149,739

At the February 11, 2011 acquisition date, the Bank’s fair value of the loan portfolio acquired in the Canyon National Acquisition at $149.7 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). For the loans considered to have probable credit deterioration, the amount by which the undiscounted expected cash flows exceed the fair value (the “accretable yield”) will be accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in Canyon National’s loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

The loans acquired in the Canyon National Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the February 11, 2011 acquisition date, such deterioration will be measured through the Bank’s loss reserving methodology and a provision for credit losses will be charged against earnings.

At February 11, 2011, the unpaid principal balance of acquired loans which were considered to have probable credit deterioration totaled $26.2 million, for which the Company has elected to apply an accounting policy based on expected cash flows. The fair value of loans accounted for based on expected cash flows is $17.2 million. The undiscounted contractual cash flows for these loans were $21.9 million. At February 11, 2011, the accretable yield was approximately $4.7 million and the unaccretable yield was approximately $4.3 million.

At February 11, 2011, the unpaid principal balance of acquired loans that did not have probable credit deterioration was $138.4 million at a fair value of $132.5 million. The discount of $5.9 million will be amortized on a level-yield basis over the economic life of the loans.

Acquired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Contractual Maturity of Loan Portfolio

The following table presents the contractual maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of February 11, 2011. The amounts shown in the table are unpaid principal balances

	Maturing
	Within 1 year	1 to 5 Years	After 5 Years	Total
	(In thousands)
Real estate loans:
Multi-family	$-	$593	$2,602	$3,195
Commercial non-owner occupied	240	4,675	24,993	29,908
One-to-four family	1,044	3,602	26,083	30,729
Construction	4,117	55	2,118	6,290
Land	2,227	6,508	2,213	10,948
Business loans:
Commercial owner occupied	1,138	1,204	45,341	47,683
Commercial and industrial	16,786	9,874	6,715	33,375
Other loans	957	857	732	2,546
Total gross loans acquired	$26,509	$27,368	$110,797	$164,674

Fixed rate loans	$10,349	$12,293	$15,296	$37,938
Adjustable rate loans	16,160	15,075	95,501	126,736
Total acquired loans	$26,509	$27,368	$110,797	$164,674

Deposits

The Canyon National Acquisition increased the Bank’s deposits by $204.7 million at February 11, 2011. Under the terms of the Purchase Agreement, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which the Bank elected not to do after the acquisition.

The following table presents a summary of the deposits acquired and the weighted average interest rates in effect at the acquisition date:

	February 11, 2011	Weighted Average Rate
	(Dollars in thousands)

Non-interest demand deposits	$72,438	0.00%
NOW accounts	29,134	0.38%
Money market accounts	1,217	0.14%
Savings accounts	46,817	0.38%
Total non-maturity deposits	149,606	0.19%
Certificate of deposit accounts	54,690	1.21%
Total deposits	204,296	0.47%
Certificate of deposit fair value adjustment	382
Total deposits at fair value	$204,678

At February 11, 2011, scheduled contractual maturities of certificate of deposit accounts for years ended December 31 were as follows:

Years Ending
December 31,	Balance
(In thousands)
2011	$41,059
2012	10,424
2013	968
2014	432
2015	1,388
Thereafter	419
Total	$54,690

In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

In the Canyon National Acquisition, the Bank recognized a fair value adjustment on certificates of deposit accounts in the amount of $382,000 resulting in assumed certificates of deposit at a fair value of $55.1 million.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied FASB ASC Topic 805, Business Combination, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $2.3 million, which will be amortized based on a straight line basis.  The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Borrowings

At the time of acquisition, Canyon National had no outstanding FHLB advances or other borrowings.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The Canyon National Acquisition was attractive to the Company for a variety of reasons, including the:

•	Expansion of the Company’s footprint in the Southern California market;

•
Attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic core deposit growth has been difficult to raise as financial institutions compete for deposits; and

•	Opportunities to enhance income and efficiency as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, the Company expects that the Canyon National Acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset, to a significant extent, by the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, Receivables, the estimated fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the estimated fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date estimated fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

The effects of the Canyon National Acquisition on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans to make payments. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers may be recognized unevenly over the life of the loans, as the Company exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these acquired loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the acquired loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be further enhanced as a result of the Canyon National Acquisition. The Bank acquired $13.2 million in cash and cash equivalents and $14.1 million of investment securities, as well as $16.1 million in an FDIC receivable, of which the Bank has received $13.2 million as cash payment subsequent to February 11, 2011. The securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits with a fair value of $204.7 million were also assumed. Of this amount, $149.6 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $55.1 million, or 26.9% of total deposits assumed. Under the terms of the Purchase Agreement, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which the Bank elected not to do after the acquisition.

Below are the Bank’s pro forma regulatory capital ratios reflecting the Canyon National Acquisition as if the acquisition had been completed on December 31, 2010. The Bank remains “well-capitalized” after taking into consideration the results of the transaction:
Bank Pro forma
At December 31, 2010

Tier 1 leverage capital to average assets	10.26%
Tier 1 capital to risk-weighted assets	10.95%
Total capital to risk-weighted assets	12.12%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is the Audited Statement.

The Company has omitted certain financial information of Canyon National required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Proforma financial information.

The following table represents the Company’s pro forma Consolidated Statement of Financial Condition as of December 31, 2010 presented on an actual basis and on a pro forma, as adjusted basis, to give effect to the Canyon National Acquisition as if the acquisition had been completed on December 31, 2010. The below table should be read together with the Company’s historical consolidated financial statements and Management’s Discussion and Analysis, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	Pacific Premier Bancorp, Inc.	Canyon National Bank FMV	Pro forma
	At December 31, 2010	At February 11, 2011	At December 31, 2010
ASSETS
Cash and due from banks	$63,433	$13,167	$76,600
Federal funds sold	29	-	29
Cash and cash equivalents	63,462	13,167	76,629
Investment securities available for sale	155,094	12,753	167,847
FHLB stock/Federal Reserve Bank stock, at cost	13,334	1,323	14,657
Loans held for sale, net	-	375	375
Loans held for investment	564,417	149,364	713,781
Allowance for loan losses	(8,879)	-	(8,879)
Loans held for investment, net	555,538	149,364	705,277
Due from FDIC	-	16,060	16,060
Other real estate owned	34	11,953	11,987
Premises and equipment	8,223	-	8,223
Deferred income taxes	11,103	-	11,103
Bank owned life insurance	12,454	-	12,454
Core deposit intangible	-	2,270	2,270
Accrued interest receivable	3,755	-	3,755
Other assets	3,819	1,641	5,460
TOTAL ASSETS	$826,816	$208,906	$1,035,722
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$47,229	$72,438	$119,641
Interest bearing:
Transaction accounts	203,029	77,168	280,197
Retail certificates of deposit	407,108	39,162	446,270
Wholesale/brokered certificates of deposit	1,874	15,910	17,784
Total deposits	659,240	204,678	863,892
FHLB advances and other borrowings	68,500	-	68,500
Subordinated debentures	10,310	-	10,310
Accrued expenses and other liabilities	10,164	39	10,203
Deferred tax liability	-	1,878	1,878
TOTAL LIABILITIES	748,214	206,595	954,783
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,033,836 shares at December 31, 2010 and December 31, 2009 issued and outstanding	100	-	100
Additional paid-in capital	79,942	-	79,942
Retained earnings (Accumulated deficit)	(526)	2,311	1,785
Accumulated other comprehensive loss, net of tax benefit of $639 at December 31, 2010, $1,217 at December 31, 2009	(914)	-	(914)
TOTAL STOCKHOLDERS’ EQUITY	78,602	2,311	80,913
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$826,816	$208,906	$1,035,696

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of Vavrinek, Trine, Day and Co., LLP
99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at February 11, 2011 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	April 29, 2011	By:	/s/ STEVEN R. GARDNER
Steven R. Gardner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Vavrinek, Trine, Day and Co., LLP
99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at February 11, 2011 Notes to Statement of Assets Acquired and Liabilities Assumed